EXHIBIT 4.5

                                A.M. CASTLE & CO.


                           FIRST AMENDMENT AND WAIVER
                                TO NOTE AGREEMENT

                                   $25,000,000
                               7.54% Senior Notes
                                Due May 30, 2009


                                                    Dated as of December 1, 1998


Massachusetts Mutual Life
Insurance Company
1295 State Street
Springfield, MA 01111

United of Omaha Life
Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of May 15, 1997 (the "Note Agreement") among A.M. Castle & Co. (the "Company"), Massachusetts Mutual Life Insurance Company and United of Omaha Life Insurance Company, pursuant to which the Company issued $25,000,000 principal amount of its 7.54% Senior Notes (the "Notes"). You are referred to herein individually as a "Holder" and collectively as the "Holders." Schedule I hereto indicates the original principal amount of Notes held by each of you. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

     The Company was in breach of the Net Working Capital Covenant contained in
Section 7.3 of the Note Agreement as of September 30, 1998. Consequently, the Company has requested the waiver and modification of that covenant of the Note Agreement. The Holders are willing to grant an amendment and waiver on the terms and conditions hereinafter set forth.

     In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

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     SECTION 1. AMENDMENTS

     1.1. Amendment of Section 7.3. Section 7.3 of the Note Agreement is amended to read in its entirety as fo11ows:

          "7.3. Net Working Capital. The Company will not permit the ratio (calculated on the last day of each fiscal quarter) of Net Working Capital to Consolidated Debt to be less than 1.0 to 1.0."

     SECTION 2. WAIVER AND CONSENT

     2.1. Waiver. The Holder waives compliance by the Company with the provisions of Section 7.3 of the Note Agreement for the quarter ending September 30, 1998.

     2.2 Limitation on Waiver. The waiver under Section 2.1 hereof is limited precisely to its terms and shall not constitute a waiver generally or in any other instance. Nothing contained herein shall be deemed a waiver of (or otherwise affect the Holders' ability to enforce) any Default or Event of Default other than as expressly set forth herein.

     SECTION 3. REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

     3.1. Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the additions and amendments of such provisions effected by this First Amendment and Waiver.

     3.2. Note Agreement The Company represents and warrants that, subject to the effectiveness of this First Amendment and Waiver, the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except for such changes, facts, transactions and occurrences that have arisen since May 15, 1997 in the ordinary course of business and such other matters as have been previously disclosed in writing by the Company to the Holders.

     3.3. No Default or Event of Default. After giving effect to the transactions contemplated hereby, no Default or Event of Default will exist.

     3.4. Authorization. The execution, delivery and performance by the Company of this First Amendment and Waiver have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of; notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceab1e. Each of the Note Agreement and this First Amendment and Waiver constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

     SECTION 4. EFFECTIVE DATE

     This First Amendment and Waiver shall become effective upon: (i) execution by Holders of at least 51% of an aggregate principal amount of the Notes outstanding of counterparts of this First Amendment and Waiver and (ii) receipt by each Holder of payment of the amendment fee required by Section 5(a) hereof.

     SECTION 5. AMENDMENT FEE; EXPENSES

     (a) Amendment Fee. As consideration for the approval by the Holders of this First Amendment and Waiver, the Company will pay to each Holder, whether or not such Holder executes this First Amendment and Waiver, an amendment fee equal to 0.15% of the principal amount of the outstanding Notes held by such Holder. Such fee shall be paid in accordance with the instructions set forth in the Note Agreement.

     (b) Expenses. The Company shall pay (within two business days of receipt of a detailed statement therefor) all reasonab1e fees and expenses of special counsel to the Holders.

     SECTION 6. MISCELLANEOUS

     6.1. Ratification. Except to the extent amended, modified, deleted or added to hereby, the terms and provisions of the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and are ratified, confirmed, remade and approved in all respects as of the date hereof.

     6.2. Reference to and Effect on the Note Agreement. Upon the final effectiveness of this First Amendment and Waiver, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the "Agreement," "Note Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

     6.3. Binding Effect. This First Amendment and Waiver shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     6.4. Governing Law. This First Amendment and Waiver shall be governed by and construed in accordance with Illinois law.

     6.5. Counterparts. This First Amendment and Waiver may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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


    IN WITNESS WHEREOF, the Company and the Holders have caused this First Amendment and Waiver to be executed and delivered by their respective officer or officers thereunto duly authorized.


                                        A.M. CASTLE & CO.


                                        By: /s/ James A. Podojil
                                        Name: James A. Podojil
                                        Title: Treasurer


                                        MASSACHUSETTS MUTUAL LIFE
                                           INSURANCE COMPANY


                                        By: /s/ Lawrence Stillman
                                        Name: Lawrence Stillman
                                        Title: Managing Director


                                        UNITED OF OMAHA LIFE INSURANCE
                                           COMPANY


                                        By: /s/ Curtis R. Caldwell
                                        Name: Curtis R. Caldwell
                                        Title: First Vice President



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


                                   SCHEDULE I



                                                          Original
Name of Purchaser                                     Principal Amount
-----------------                                     ----------------

Massachusetts Mutual Life Insurance Company             $18,000,000
United of Omaha Life Insurance Company                    7,000,000